EXHIBIT 99.1

Wells-Gardner Announces Fourth Quarter & 2003 Results

Friday, February 06, 2004 — Wells-Gardner Electronics Corporation (AMEX: WGA) today announced fourth quarter and annual results for the period ending December 31, 2003.  The Company reported a net loss of ($802,000) or ($0.13) per share in the fourth quarter as compared with a profit of $262,000 or $0.04 per share in the fourth quarter of 2002.  Included in the fourth quarter results for 2003 was a previously disclosed non-recurring charge of ($797,000) or ($0.13) per share as the Company consolidated its Florida operations and eliminated non-core product lines.  Included in the fourth quarter 2002 results was a one-time opportunistic sale of $1.7 million.  Revenues for the fourth quarter 2003 were $11.3 million versus revenues of $14.0 million in the previous year.

For the full year ending December 31, 2003, revenues were $46.7 million with a net loss of ($697,000) or ($0.11) per share, including the fourth quarter non-recurring charge of ($797,000) or ($0.13) per share, as compared to sales of $49.3 million and net income of $815,000 or $0.14 per share in 2002.  Gaming related sales grew to 75% of total revenue compared to 69% in 2002.

“The results for the fourth quarter and year were in line with previously disclosed expectations,” said Anthony Spier, Wells-Gardner Chairman and CEO.  “We projected EBITDA of approximately $1 million, before non-recurring charges, and we did achieve that target.  Operating costs for 2004 are expected to be reduced by over $600,000 on an annual basis by a combination of personnel reductions and the closing of our Florida warehouse.  We are continuing our Florida sales operation by shipping out of our warehouses in New Jersey, Illinois, and Nevada.  Additionally, as gaming is expected to accelerate in the coming years with new casinos and the potential for racino expansion, we expect to share in that growth.”

2004 Outlook

Management is anticipating a stronger 2004 due to a combination of growth in the Company’s gaming segment and the implemented cost reductions.  Las Vegas-style slot machine growth is expected in California, Las Vegas and most gaming areas around the country as additional machines are installed and the replacement cycle is accelerated due to the approval of new machines and conversion to cashless slots.  Video Lottery terminals are in the process of being installed in racetracks in New York and this will continue throughout the year.   In addition, the legalization of slots continues to be debated in Pennsylvania, Maryland and Ohio as well as a massive expansion of casino gambling and slot placements in the United Kingdom and Asia.  Class II gaming is also the focus of a lot of attention and could be a driver of growth in the second half of the year for all slot machine related companies.

The Company also expects sales growth from its new alliances with partners like MC Supply and Cole Industries, which were recently announced.  The Company’s Asian based joint venture, Wells Eastern Asia Display, is also expected to obtain ISO 9001 certification in the first quarter 2004.

Founded in 1925, Wells-Gardner Electronics Corporation is a distributor and manufacturer of color video monitors and other related distribution products for a variety of markets including, but not limited to, gaming machine manufacturers, casinos, coin-operated video game manufacturers and other display integrators. During 2000, the Company formed a 50/50 joint venture named Wells-Eastern Asia Displays (“WEA”) to manufacture video monitors in Malaysia. In addition, the Company acquired American Gaming & Electronics, Inc. (“AGE”), a leading parts distributor to the gaming markets, which sells parts and services to over 700 casinos in North America with offices in Las Vegas, Nevada, Egg Harbor Township, New Jersey and McCook, Illinois.  AGE also sells refurbished gaming machines on a global basis as well as installs and services some brands of new gaming machines into casinos in North America.  This press release contains certain forward-looking statements that involve risks and uncertainties.  Actual results could differ materially from those expressed in any forward-looking statement as a result of many uncertain future factors.  Wells-Gardner assumes no obligation to update the information contained in this release to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events. A copy of its Annual Report and Quarterly Report can be obtained without charge by request to George B. Toma, Wells-Gardner Electronics Corporation, 9500 West 55th Street, Suite A, McCook, Illinois 60525-3605. For additional investor information, please contact Alan Woinski - Gaming Venture Corp., USA at (201) 599-8484.

Consolidated Condensed Statements of Operations

	Fourth Quarter Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Sales	11,270,000	14,043,000	46,681,000	49,309,000
Cost of sales	9,816,000	11,486,000	38,664,000	39,929,000
Engineering, selling & administrative	2,225,000	2,229,000	8,557,000	8,283,000
Operating (loss) earnings	(771,000)	328,000	(540,000)	1,097,000
Other expense, net	31,000	66,000	143,000	332,000
Income tax expense	0	0	14,000	2,000
(Loss) earnings from continuing operations	(802,000)	262,000	(697,000)	763,000
Cumulative effect of change in accounting principle	0	0	0	52,000
Net (loss) earnings	(802,000)	262,000	(697,000)	815,000

Basic (loss) earnings per common share:
Continuing operations	(0.13)	0.05	(0.12)	0.13
Cumulative effect of change in accounting principle	0.00	0.00	0.00	0.01
Basic (loss) earnings per common share	(0.13)	0.05	(0.12)	0.14

Diluted (loss) earnings per common share:
Continuing operations	(0.13)	0.04	(0.11)	0.13
Cumulative effect of change in accounting principle	0.00	0.00	0.00	0.01
Diluted (loss) earnings per common share	(0.13)	0.04	(0.11)	0.14

Weighted average common shares outstanding	6,234,381	5,752,286	6,038,014	5,742,154
Weighted average common & common equivalent shares outstanding	6,397,805	5,827,046	6,069,085	5,817,169